Exhibit 4.21

AIRNET SYSTEMS, INC.

Business Purpose Promissory Note

Loan Number: 1000119774

Amount $5,000,000.00	Date: July 12, 2004

This Note is executed together with the Loan and Security Agreement dated as of July 12, 2004  (the “Loan Agreement”) and is executed at Columbus, Ohio.

(City)	(State)

For value received, receipt of which is hereby acknowledged, the undersigned (“Borrower”) promises to pay to the order of BANC ONE LEASING CORPORATION (“Lender”) at its principal office or at such other place as Lender may designate from time to time in lawful money of the United States of America, the principal sum of Five Million and 00/100ths Dollars ($5,000,000.00), or such lesser portion thereof as may have from time to time been disbursed to, or for the benefit of Borrower, and as remains unpaid pursuant to the books or records of Lender, together with interest at the Interest Rate set forth below on the unpaid balance of principal advanced from the date(s) of disbursement until paid in full as set forth below.  Principal sums(s) disbursed and repaid will not be available for redisbursement.  Interest shall be calculated on a 360 day year basis with each month consisting of 30 days.

Interest Rate: Six and Fifty Hundredths percent (6.50%) per annum.

1.  The term of this Note consists of the Interim Term plus the Base Term.  The Interim Term begins on the Acceptance Date and continues up to the Commencement Date of the Base Term.  The Acceptance Date is the date that Lender accepts this Note by initially disbursing principal hereunder.  If the Acceptance Date is on or after the first (1st) day of the month and up to the fifteenth (15th) day of the month, then the Commencement Date shall be the fifteenth (15th) day of such month; and if the Acceptance Date is on or after the sixteenth (16th) day of the month and up to the last day of the month, then the Commencement Date shall be first (1st) day of the month following the Acceptance Date.  The Base Term begins on the Commencement Date and continues for the number of months after the Commencement Date as stated in Section 3 below.

2.  If the Acceptance Date is before the Commencement Date, then on the Commencement Date of the Base Term, Borrower shall pay one installment of interest only based upon the number of days in the Interim Term.

3.  During the Base Term, Borrower shall pay installments of principal and interest in the amounts and on the dates stated below:

(a)  Base Term: 84 months

(b)  Amount of each installment payment due during the Base Term (includes principal and interest):

83 Monthly Payments @ $50,665.26

  1 Monthly Payment @ $2,550,665.26

(c)  The first installment payment during the Base Term shall be paid one month after the Commencement Date and all subsequent installment payments shall be paid on the same day of each month thereafter until paid in full.

4.  On or before the date of this Note, Borrower shall pay a set-up/filing fee in the amount of $0.00.

5.  Payments shall be allocated between principal, interest and fees, if any, in the discretion of Lender.  Except as provided in the Prepayment and Substitution Addendum, Borrower may not prepay the principal sum.  Borrower’s obligation to pay all installment payments and all other amounts payable under this Note is absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any character including, without limitation, (a) any setoff, claim, counterclaim, defense or reduction which Borrower may have at any time against Lender or any other party for any reason, or (b) any defect in the condition, design or operation of, any lack of fitness for use of, any damage to or loss of, or any lack of maintenance or service for any of the Equipment (as defined in the Loan Agreement).

6.  This Note is entitled to the benefits, and is subject to the terms and requirements of, the Loan Agreement executed by Borrower and Lender, which Loan Agreement, among other things, (a) provides for the making of the loan evidenced hereby, and (b) provides for events of default, acceleration and other remedies.  Borrower waives presentment, demand, protest or notice of any kind in connection with this Note.

7.  LENDER AND BORROWER IRREVOCABLY CONSENT TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN OHIO, AND WAIVE ALL RIGHTS TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS INSTRUMENT.

JETRIDE, INC. dba AIRNET PRIVATE CHARTERS		/s/ John Gordon
(“Borrower”)		Witness as to Borrower’s signature

By:	/s/ Gary W. Qualmann

Title:	CFO